Exhibit 97.1

POST HOLDINGS, INC.
EXECUTIVE COMPENSATION RECOVERY POLICY
In the event the Company is required to prepare an accounting restatement (as defined below) the result of which is that any incentive‐based compensation (as defined below) subject to this policy was erroneously awarded, the Corporate Governance and Compensation Committee of the Board of Directors (the “Committee”) will reasonably promptly recover that erroneously awarded incentive‐based compensation (as defined below), unless recovery is exempt pursuant to the applicable federal securities laws and/or stock exchange listing standards.
The incentive-based compensation subject to this policy is any such compensation received (as defined below) by an executive officer (as defined below) (all of the following conditions must be satisfied):
(i)after beginning service as an executive officer,
(ii)who served as an executive officer at any time during the performance period for that incentive-based compensation,
(iii)while the Company has a class of securities listed on a national securities exchange and
(iv)during the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement (as well as any transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of 9 to 12 months would be deemed a completed fiscal year)). For clarity purposes, the date that the Company is required to prepare an accounting restatement is the date the Company’s Board of Directors, a committee of the Company’s Board of Directors or an officer or officers of the Company authorized to take that action concludes or reasonably should have concluded that the accounting restatement was required or the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement.
“Erroneously awarded incentive-based compensation” is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had that compensation been determined based on the amounts restated in the accounting restatement, computed without regard to taxes. For incentive-based compensation based on stock price or total shareholder return, where the erroneously awarded incentive-based compensation cannot be mathematically calculated directly from the information in the accounting restatement, the erroneously awarded incentive-based compensation will be determined based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received. The Company will maintain documentation of the determination of that reasonable estimate.
For the purposes of this policy:
(i)An “accounting restatement” refers to any restatement of the Company’s previously issued financial statements due to the material non-compliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(ii)An “executive officer” refers to the term as defined in Section 303A.14 of the New York Stock Exchange Listed Company Manual, or any successor provision, which would include any “officer” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, as determined from time to time.
(iii)A “financial reporting measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from that measure. For clarity purposes, stock price and total shareholder return are financial reporting measures, and a financial reporting measure does not need to be presented within financial statements or included in a filing with the Securities and Exchange Commission.

(iv)“Incentive‐based compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.
(v)Incentive-based compensation is considered “received” in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
This policy supersedes the Company’s prior policy, adopted May 4, 2015 (the “Prior Policy”), for compensation received on or after the Effective Date. The Company’s Prior Policy will continue to apply with respect to compensation received prior to the Effective Date.
Effective Date: October 2, 2023